LEASE

BY AND BETWEEN

BARON SAN PABLO II, LLC,

AS LANDLORD

AND

THE JACKSONVILLE BANK,

AS TENAT

FOR

14288 BEACH BOULEVARD

JACKSONVILLE, FLORIDA

TABLE OF CONTENTS

1.	LEASE PROVISIONS	1
	A. DESCRIPTION OF PREMISES	1
	B. LEASED AREA	1
	C. LEASE TERMS	1
	D. ANNUAL FIXED RENT RATE	1
	E. PAYMENTS	2
	F. NOTICES	2
	G. LEASING BROKER(S)	2
	H. GUARANTOR	2
	I. DECLARATION	2
	J. SHOPPING CENTER	3
	K. COMMON AREAS	3
2.	LEASE OF PREMISES	3
3.	TERM AND POSSESSION	3
4.	USE AND PARKING	4
5.	ANNUAL FIXED RENT	4
6.	OTHER CHARGES	5
	A. SALES AND USE TAXES	5
	B. OTHER TAXES	5
	C. PERSONAL PROPERTY TAXES	6
	D. OPERATING COSTS	6
	E. INSURANCE	6
	F. UTILITIES	8
	G. MISCELLANEOUS	8
7.	IMPROVEMENTS	8
8.	GOVERNMENTAL REGULATIONS	9
9.	SIGNS	9
10.	MAINTENANCE, CONDITION OF PREMISES/ALTERATIONS	9
11.	RIGHT OF ENTRY	11
12.	CASUALTY	11
	A. TERMINATION	11
	B. RESTORATION	11
	C. AWARD	12
	D. LAST YEAR OF TERM	12
13.	CONDEMNATION	12
14.	ASSIGNMENT AND SUBLEASE	13
15.	SUBORDINATION, ATTORNMENT, AND ESTOPPEL	14
16.	INDEMNIFICATION	15
17.	INSPECTION PERIOD	16
18.	DEFAULT	16
19.	SURRENDER OF PREMISES	18
20.	HOLDING OVER	19
21.	LANDLORD’S INTEREST	19

i

22.	NOTICES	19
23.	SUCCESSORS AND ASSIGNS	19
24.	BROKER	20
25.	ENVIRONMENTAL	20
26.	RIGHT OF FIRST REFUSAL	20
27.	MISCELLANEOUS	21
28.	CONFIDENTIALITY	23
29.	JURY WAIVER; COUNTERCLAIMS	23

EXHIBITS

EXHIBIT “A”	SKETCH OF PREMISES

EXHIBIT “B”	RENT COMMENCEMENT DATE LETTER

EXHIBIT “C”	TENANT’S ESTOPPEL CERTIFICATE

ii

LEASE

THIS LEASE (“Lease”) is entered into as of                     , 2011 (the “Effective Date”) by and between BARON SAN PABLO II, LLC, a New York limited liability company (“Landlord”) and THE JACKSONVILLE BANK, a Florida banking corporation (“Tenant”). The Effective Date, sometimes referred to herein as the date of this Lease, shall be the date on which the last one of Landlord and Tenant has signed this Lease.

1. LEASE PROVISIONS:

A.	DESCRIPTION OF PREMISES:

The “Property” or “Premises” consists of the Leased Area, as defined in B. below, which is located at the following address:

14288 Beach Boulevard Jacksonville, Florida 32250

County:	Duval

B.	LEASED AREA:

The 3,883 gross square foot building on approximately 0.80± acres of land with five (5) drive-thrus as shown on Exhibit “A” attached hereto, which leased area is identified as Outparcel B on the site plan attached to the Declaration (defined below).

C.	LEASE TERMS:

Term:	120 Months (See Section 3)

Rent
Commencement Date:	The earlier of (i) 120 days after delivery of possession or (ii) the date Tenant first opens its bank for business to the public.

Security Deposit:	N/A

D.	ANNUAL FIXED RENT RATE:

The Annual Fixed Rent Rate shall be $81,543.00 for the first five (5) years of the Lease Term. On the fifth (5th) anniversary of the Rent Commencement Date, the Annual Fixed Rent Rate shall be increased by ten percent (10%) over the Annual Fixed Rent Rate paid the previous year, which adjustment shall be in effect for the remainder of the original Term. Rent for extensions of the Term shall be computed as set forth in Section 5 below.

E.	PAYMENTS:

Baron San Pablo II, LLC

c/o Rettner Management

374 McLean Avenue

Yonkers, New York 10705

F.	NOTICES:

To Tenant:	The Jacksonville Bank
100 North Laura Street
Jacksonville, Florida 32202
Attn: Valerie Kendall, CFO

To Landlord:	Baron San Pablo II, LLC
374 McLean Avenue
Yonkers, New York 10705
Attn: Rettner Management

With a copy to:	Pappas, Metcalf, Jenks & Miller, P.A.
245 Riverside Avenue, Suite 400
Jacksonville, Florida 32202
Attn: Frank E. Miller, Esq.

G.	LEASING BROKER(S):

The Shopping Center Group, for Landlord Gateway Capital Development, Inc., for Tenant

H.	GUARANTOR:

None

I.	DECLARATION:

Declaration of Easements, Covenants and Restrictions for San Pablo Family Center dated July 16, 1987, recorded in Official Records Book 6365, page 1329, as amended by that certain First Amendment to Declaration for San Pablo Family Center dated September 17, 1987, recorded in Official Records Book 6398, page 2240, as further amended by that certain Second Amendment to Declaration for San Pablo Family Center dated June 2, 1988, recorded in Official Records Book 6536, page 1761, as further amended by that certain Third Amendment to Declaration for San Pablo Family Center dated July 18, 1988, recorded in Official Records Book 6548, page 1797, as further amended by that certain Fourth Amendment to Declaration for San Pablo Family Center dated November 15, 1990, recorded in Official Records Book 7003, page 2092 and as further amended by that certain Fifth Amendment to Declaration for San Pablo Family Center dated May 24, 1994, recorded in Official Records Book 7962, page 1588, all in the Public Records of Duval County, Florida and as may be amended from time to time (the “Declaration”).

J.	SHOPPING CENTER:

The San Pablo Family Shopping Center as more particularly described in the Declaration.

K.	COMMON AREAS:

All areas of the Shopping Center designated for common use and benefit of the owners and tenants of the Shopping Center,

2. LEASE OF PREMISES: Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant takes from Landlord the Premises the location of which is shown on Exhibit “A”, located in the city, all as stated in Section 1 above.

3. TERM AND POSSESSION: The term of this Lease (“Term”) shall commence on the earlier of (i) 120 days after delivery of possession or (ii) the date Tenant first opens its bank for business to the public. The date upon which the Term of this Lease commences shall also be the “Rent Commencement Date.” The Term of this Lease shall end on the last day of the calendar month which is one hundred twenty (120) full calendar months after the Rent Commencement Date (the “Expiration Date”), unless renewed, terminated or extended on the terms and conditions set forth in this Lease. Tenant and Landlord will execute a letter confirming the Rent Commencement Date and the Expiration Date of the Term, in form attached hereto as Exhibit “B”, within ten (10) days of any request by either party to the other. If Landlord fails to deliver possession of the Premises to Tenant and substantially complete the improvements required by this Lease on or before July 31,2011 (the “Possession Date”), Tenant shall have the right to terminate this Lease by written notice to Landlord; provided, however, that in the event Landlord determines the required improvements will not be substantially completed by the Possession Date, Landlord, at its option, may extend the Possession Date for thirty (30) days by written notice to the Tenant five (5) days prior to the Possession Date. Notwithstanding that the Term of the Lease commences on the Rent Commencement Date, this Lease shall be valid and binding on the parties from and after the Effective Date. The Tenant may extend the Term of this Lease for up to three (3) additional extension periods of sixty (60) full calendar months each, by written notice to Landlord given at least ninety (90) days prior to the expiration of the then current Term or extension thereof; provided that Tenant (consistent with this Lease) has properly exercised any prior extensions to the Lease Term. For each such extension, the parties shall enter into a written amendment documenting such extension. Each such extension shall be on the same terms and conditions as set forth herein, except that the rent shall be adjusted as set forth in Section 5 below.

4. USE AND PARKING: Tenant initially shall use and occupy the Premises for a bank branch office with drive-thru facility, and for no other purpose or use prohibited by the Declaration and any amendment thereof. Tenant shall have no continuing covenant to operate in the Premises after initially opening for business in the Premises. Landlord hereby covenants that it shall prohibit any deposit holding financial institution (e.g. banks, credit unions, brokerage companies, including TD Ameritrade, Fidelity Investments, etc.) from operating within the portion of the Shopping Center owned by Landlord, provided that any existing leases within the portion of the Shopping Center owned by Landlord for such institutions may remain in effect. Tenant shall comply with the Declaration, which is subject to change, a copy of which is available from Landlord, and with all applicable laws, rules and regulations of governmental authorities having or claiming jurisdiction over the Premises. To the extent that the violation of the Declaration by any party other than Tenant materially adversely affects the operation of Tenant’s business on the Premises, Landlord agrees that it shall, at its own expense, take such action as may be reasonably necessary to enforce the Declaration. Tenant shall have the exclusive right to use the parking lot on the Premises, which lot currently consists of twenty-six (26) parking spaces. Landlord shall have the right to undertake any reasonable measures or promulgate and enforce any rules and regulations which Landlord deems necessary or appropriate to enforce the parking restrictions in this Lease.

5. ANNUAL FIXED RENT: Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent and all other sums due under this Lease to Landlord at the payment address set forth in Section 1E above or at such other place in the continental United States or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal monthly installments (i.e. l/12th of the Annual Fixed Rent Rate per month), in advance, on the first day of each calendar month included in the term; and for any portion of a calendar month following the Rent Commencement Date or at the end of the Term as set forth in Sections 1C and 3 above (as such Term may be extended), at that pro rata rate payable in advance for such portion (the “Monthly Rent”).

Beginning on the first day of each five (5) year extension of the Term (as described in Section 3), the Monthly Rent shall be increased by ten percent (10%) over the Monthly Rent paid by the Tenant during the preceding five (5) year period, which adjusted Monthly Rent shall remain in effect for the remainder of such five (5) year extension of the Term. For the purposes hereof, “Lease Year” shall be defined as any twelve (12) month period commencing on the Rent Commencement Date or on the anniversary of the Rent Commencement Date, except that the last Lease Year shall end on the expiration or earlier termination of the Term.

The Monthly Rent and any additional charges shall be paid without notice or demand and all Rent and other amounts due from Tenant under this Lease shall be paid without setoff or deduction whatsoever. Tenant’s obligations to pay Monthly Rent to Landlord are covenants independent of Landlord’s obligations under this Lease. Except as otherwise provided, all additional payments are due thirty (30) days after delivery of an invoice. Tenant shall pay a late payment service charge, equal to five percent (5%) of the total delinquent amount or $100.00, whichever is greater, for each month for which payment of the Monthly Rent is not received by Landlord when due. Tenant shall pay a charge equal to $50.00 per returned check or the amount to which Landlord is entitled under state law, whichever is greater.

6. OTHER CHARGES: This Lease shall constitute a triple net lease with Tenant responsible for all taxes, insurance and maintenance costs. Except as otherwise provided herein, Tenant covenants and agrees to pay the amounts as provided in this Section 6 as follows (all such amounts are referred to herein as “Other Charges”):

A. Sales and Use Taxes. Tenant shall pay to Landlord monthly on the same date as Monthly Rent is due all rental, sales or use taxes levied by any governmental authority upon the Annual Fixed Rent or the use or occupancy of the Premises by Tenant.

B. Other Taxes. Tenant shall pay directly to the taxing authority on or before the due date the Taxes (as defined below) assessed on the Premises during the Term.

If, after Tenant shall have paid the Taxes pursuant to this Section 6B, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Taxes during the Term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, the refund (less any expenses incurred by Landlord, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant for which such refund is obtained.

In the event that Landlord elects not to seek a refund or abatement of Taxes, then Tenant shall have the right to undertake such proceedings, and Landlord shall cooperate at no cost to Landlord with respect to such proceedings so far as reasonably necessary. Tenant shall if required by applicable law continue to pay all Taxes during the prosecution of such proceedings. If any refund is delivered to Landlord, Landlord shall promptly pay the same to Tenant.

In the event this Lease shall commence, or shall end (by reason of expiration of the Term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the year in which the Taxes are assessed, or should the period of assessment of Taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this Section 6B shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or fees in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. The term “Taxes” shall include all ad valorem, real personal property and other taxes and assessments relating to the Premises, together with all expenses incurred in contesting, protesting or monitoring the payment of the Taxes (provided however, if the method of taxation then prevailing shall be altered so that any method of taxation shall be levied or imposed upon Landlord in place or partly in place of any such real property taxes and assessments or shall be measured by or based in whole or in part upon the rents or other income therefrom from the Premises, then all such new taxes, assessments, levies, impositions or charges shall also be included in taxes). The term “Taxes” shall not include any income or franchise taxes, capital stock, or any other taxes imposed upon or measured by Landlord’s gross income or profits or taxes on Landlord’s personal property,

C. Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises directly to the taxing authority on or before their due date.

D. Operating Costs.

(i) Tenant shall pay for all Operating Costs for the Property incurred during the Term. The term “Operating Costs” shall mean all costs or expenses incurred in the operation and maintenance of the Property, including but not limited to (1) repairs and maintenance required to be made by Tenant under Section 10 below, (2) utilities under Section 6F below, and (3) property insurance required to be carried under Section 6E below; costs of utilities and maintenance and repair of utilities systems, including without limitation, heat, air conditioning, electricity, water and sewer; window cleaning; janitorial service; pest control; light bulbs and broken glass, including replacement thereof and materials; supplies; security; landscaping, including maintenance and irrigation thereof, and fertilization; equipment and tools.

(ii) Payment of Operating Costs. Tenant shall directly pay to the appropriate provider, all Operating Costs for the Property as and when due and hereby agrees to indemnify and hold harmless and defend Landlord from all Operating Costs and claims thereof.

E. Insurance. Tenant shall have issued, pay the premiums therefor, and maintain in full force and effect from the Effective Date through the end of the Term or such later date as Tenant may hold over in possession of the Premises the following:

(i) Commercial General Liability. A commercial general liability insurance policy or policies protecting the Landlord and Tenant in the amount of (x) Two Million and No/100 Dollars ($2,000,000.00) combined, single limit coverage for bodily injury or property damage and Five Million and No/100 Dollars ($5,000,000.00) umbrella coverage, which amount may be increased from time to time by the Landlord in its reasonable determination, and (y) Three Hundred Thousand and 00/100 Dollars ($300,000.00) fire legal liability coverage which amount is subject to periodic review by Landlord. The general aggregate limits under the commercial general liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect.

(ii) Fire and Casualty. A commercial fire and casualty all risks policy or policies insuring all improvements now or hereafter existing on the Premises for the full replacement cost thereof as reasonably determined by Landlord with a deductible of not more than Ten Thousand and No/100 Dollars ($10,000.00).

(iii) Special Form Property. Special form property insurance, including theft, vandalism and malicious mischief, written at replacement cost value and with replacement cost endorsement, covering all leasehold improvements installed in the Premises by Tenant or at

Tenant’s request, and all of Tenant’s and Landlord’s personal property ia the Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease), which coverage may be effected through a blanket policy.

(iv) Workers’ Compensation. If and to the extent required by law, workers’ compensation and employer’s liability or similar insurance in form and amounts required by law.

(v) Additional Insurance. Such commercially reasonable additional insurance as Landlord and/or any mortgagee of the Premises may reasonably require.

(vi) Auto. Tenant shall also maintain One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence of hired and non-owned automobile liability insurance, and if applicable, owned automobile liability insurance.

(vii) Policy Requirements. All insurance required of Tenant under this Lease shall be written on an occurrence basis and issued by insurance companies authorized to do business in the jurisdiction where the Premises is located. Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class VIII” as rated in most recent edition of “Best’s Key Rating Guide” for insurance companies. The insurance shall insure performance by Tenant of the indemnity provisions of Section 16 hereof and shall contain an assumed contractual liability endorsement that refers expressly to this Lease. All insurance required of Tenant under this Lease shall: (i) be written as primary policy coverage and non-contributing with respect to any coverage which Landlord may carry (it being understood and agreed that any insurance that Landlord may carry shall be excess insurance); (ii) name Landlord, Landlord’s property manager and any mortgagee of the building or Premises as additional insureds, as their respective interests may appear (except with respect to workers’ compensation insurance), and (iii) contain an endorsement for cross liability and severability of interests. Each policy shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy. Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord prior to Tenant entering upon the Premises, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty (30) days prior to the expiration date of any policy.

(viii) No Limitation of Liability. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way any party’s liability arising under or out of this Lease.

(ix) Notice of Fire and Accident. Tenant shall promptly give Landlord notice in case of fire, theft, or accidents in the Premises.

(x) Waiver of Subrogation. Landlord and Tenant each hereby waive on behalf of itself and its insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto or the building of which the Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other causes, which the releasing party is insured against, or regardless of whether such insurance is actually maintained against which the releasing party is required to be insured pursuant to the provisions of this Lease, and regardless of the cause or origin of the damage involved, including negligence of the other party hereto, its agents, officers, or employees. Tenant shall have included in all policies of insurance carried by Tenant pursuant to this Lease a waiver by the insurer of all rights of subrogation against Landlord.

(xi) Self-Insurance. Notwithstanding anything to the contrary contained in this Lease, subject to the limitations set forth in the Declaration, Tenant may provide the insurance coverage required above, or any part thereof, by self-insurance for the first One Million Five Hundred Thousand Dollars ($1,500,000.00) per claim, as long as Tenant maintains a net worth exceeding One Hundred Million Dollars ($100,000,000.00). If Tenant elects to self-insure, Tenant shall provide to Landlord a copy of Tenants self-insurance program, together with evidence satisfactory to Landlord in its reasonable discretion that Tenant meets the net worth requirement set forth above.

F. Utilities. Tenant shall directly pay all charges made by public authority or utility for the cost of electricity furnished or consumed on the Premises, and all charges for telephone, water and sewer, gas, and other utilities or services, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. To Landlord’s knowledge, telephone, electric, water, and sanitary sewer service is currently available at the Property and Landlord will provide such utilities to the Premises; provided, however, that Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises, except as provided for in Section 10D below.

G. Miscellaneous. None of the Other Charges set forth in this Section 6 that Tenant is required to pay under this Lease shall constitute a reimbursement to Landlord or additional rent.

7. IMPROVEMENTS: The Landlord shall pay Tenant a tenant improvement allowance of Seventy Five Thousand Dollars ($75,000.00) for Tenant’s use at the Premises (the “TIA”) subsequent to (i) Tenant first opening its bank business on the Premises to the public and (ii) Tenant providing Landlord with the first month rent, and proof of insurance required under Section 6E and (iii) any applicable certificate of occupancy issued by the City of Jacksonville. In addition to the TIA, Landlord shall reimburse Tenant an amount not to exceed Thirteen Thousand Dollars ($13,000.00) for any and all costs Tenant incurs to improve the landscaping, irrigation and parking lot striping and replacement of the handicap ramp associated with the Premises (the “Reimbursement”), which Reimbursement shall not be used for anything other than to improve landscaping, irrigation, parking lot striping and replacement of the handicap ramp on the Premises. The Reimbursement is due subsequent to (i) Tenant first opening its bank business on the Premises to the public, (ii) Tenant providing Landlord with the first month rent and proof of insurance required under Section 6E and (iii) Landlord’s determination that Tenant’s landscape improvements are completed in accordance with the landscape plans approved by Landlord per Section 10 below and such improvements have been completed per applicable local requirements.

8. GOVERNMENTAL REGULATIONS: Tenant shall comply promptly with all laws, codes, ordinances, rules and regulations of any governmental authority applicable to the Premises, including the Americans with Disabilities Act of 1990 and all similar laws (“ADA”). The Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, or in any manner which would vitiate the insurance or increase the rate of insurance on the Premises or the building.

9. SIGNS: Tenant shall not place any signs on the Premises, except as set forth below. Tenant may, at its sole expense, install a sign on the building fascia and drive-thrus located on the Premises and any other directional signs. In addition, subject to the terms of the Declaration, Tenant may, at its sole expense, install one (1) ground monument sign fronting Beach Boulevard. Notwithstanding the foregoing, all such signs (i) must comply with any and all City of Jacksonville sign ordinances, any other State or local laws and the Declaration and (ii) shall be subject to Landlord’s reasonable prior written approval and (iii) the costs of such signage, including, without limitation, costs of installation and maintenance thereof, shall be paid by Tenant.

10. MAINTENANCE, CONDITION OF PREMISES/ALTERATIONS:

A. Subject to the obligations of Landlord in Section 10.D. below, Tenant accepts the Premises and the building thereon in their “as is” condition, and Tenant, at its expense, shall maintain the Premises (and any improvements and equipment, wherever located, exclusively serving the Premises), in as good a state of repair and condition as the same was in on the Effective Date (including but not limited to windows, glass and plate glass, doors, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning system), reasonable use, wear and tear (and any repair required by this Lease to be performed by Landlord) excepted. Landlord shall not be required to make any repairs or improvements to the Premises, except as specifically set forth in this Lease.

B. Tenant shall not make any installations, alterations, additions to or improvements in, to or on the Premises which cost in excess of $10,000 and which affect the structure of the Premises or the exterior appearance of the Premises without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. No consent shall be required for interior non-structural installations, alterations, additions to or improvements by Tenant, but Tenant shall notify Landlord in writing of such interior non-structural work. Landlord shall approve or disapprove in writing any plans submitted within thirty (30) days of receipt thereof. In the event that Landlord fails timely to respond to a submission, Landlord shall be deemed to have approved such submission. In connection with any alterations and improvements made by or on behalf of Tenant, Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of any permits, if required, and the plans and specifications fifteen (15) days prior to commencement of the work; (iii) reimburse Landlord within thirty (30) days of Tenant’s receipt of a bill or estimate therefor for all reasonable costs and expenses incurred by Landlord in connection with the review and inspection of alterations improvements and/or additions for which consent may be required, including, but not limited to, architect’s and engineer’s fees and costs which shall not exceed $1,000 in the aggregate; and (iv) comply with all conditions of any permits and with other legal requirements and all applicable provisions of this Lease. Tenant shall promptly upon completion of any alterations furnish Landlord with as-built plans and specifications regardless of whether or not consent was required. Tenant agrees that all alterations, improvements and additions installed by Tenant shall be installed in a good workmanlike and lien free manner. All work shall be performed by a contractor approved by Landlord that meets Landlord’s insurance requirements, and shall be of a quality not less than building standard and, once commenced, shall be prosecuted continuously, in good faith and with due diligence until completed. Tenant shall not arrange any file cabinets or other heavy objects on the floors in the Premises in any manner that would exceed the floor loads for the Premises. Tenant shall save Landlord harmless and indemnify Landlord from all injury, loss, claims or damage to any person or Property occasioned by or growing out of such work.

C. The interest of Landlord in the Premises shall not be subject to any liens, including, but not limited to, construction liens, for improvements made by Tenant or by persons claiming by, through or under it, and Tenant agrees it shall notify any person making any improvements on its behalf of this provision. This exculpation is made with express reference to Section 713.10, Florida Statutes. If any lien is filed against the Premises or any part of the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within ten (10) days after notice to Tenant. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises. However, the foregoing shall not relieve Tenant of any repair or restoration obligations set forth in this Lease. Tenant shall in no way be considered as the agent of the Landlord in connection with any maintenance, alterations or improvements which are made by Tenant.

D. (i) The Landlord shall replace the roof and the air conditioning and heating (“HVAC”) for the building located on the Premises with new materials and equipment and ensure the electrical and plumbing systems for the building are in good operating condition and repair prior to delivery of possession of the Premises to Tenant, The new roof shall be warranted by a nationally recognized roof manufacturer (e.g. Firestone) for a period of not less than the initial Term of this Lease and such warranty shall be assigned to Tenant. Landlord’s replacement of the HVAC shall include a new compressor(s) and air handler for the building located on the Premises and such replacement shall meet all local energy code requirements and be constructed by a nationally recognized manufacturer (e.g. York, Trane). Landlord agrees to furnish Tenant with a copy of the HVAC specifications prior to commencement of the HVAC replacement. The replacement of the HVAC units by Landlord shall not include any replacement of distribution systems or components (e.g. ductwork) associated with the HVAC. All warranties for the HVAC system shall be assigned to Tenant. Any fee charged for the assignment of the roof and/or HVAC warranties shall be paid by Landlord.

(ii) In addition to the replacement of the roof and HVAC as set forth in this Section 10.D., the Landlord shall also complete the following work prior to delivery of the Premises to Tenant: (i) level the transformer pad located on the Premises; (ii) replace the two (2) damaged windows on the eastside of the building located on the Premises; (iii) repair the contactors damaged by water on the Premises; (iv) repair the exterior electrical receptacles located on the Premises; (v) repair any exposed electrical wiring on the exterior light poles on the Premises; and (vi) treat and remove any mold or mildew damaged walls within the building located on the Premises.

11. RIGHT OF ENTRY: Landlord and persons authorized by Landlord shall have the right upon reasonable prior notice to Tenant, to enter and inspect the Premises and to make repairs and alterations which are the obligation of Landlord under this Lease, or which the Tenant is obligated to make but has failed to make within a reasonable time after written notice from Landlord, or which Landlord deems necessary and which Tenant has not objected to within ten (10) days after written notice. No notice from Landlord shall be required in cases of emergency. Landlord and persons authorized by Landlord shall also have the right to enter the Premises at all reasonable times and upon reasonable prior notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Premises during the last six (6) months of the Term, to prospective tenants. Landlord may also from time to time enter the Premises to inspect same and ensure Tenant is complying with the terms of this Lease, provided that Landlord shall provide notice to Tenant of such entry at least twenty-four hours prior to such entry, except in the case of emergency. Any notice by Landlord under this Section 11 may be by email to Tenant’s office manager, notwithstanding the notice provisions of this Lease.

12. CASUALTY:

A. Termination. In the event that the Premises, or any substantial part thereof, shall be destroyed or substantially damaged by fire or casualty not covered by insurance, then this Lease may be terminated at the election of Landlord. Such election shall be made by the giving of notice by Landlord to Tenant within thirty (30) days after the date of the casualty. For the purposes of this Section 12A, the phrase “substantially damaged” shall mean damage that cannot reasonably be expected to be repaired or restored within twelve (12) months from the date the repair or restoration work would commence.

In the event the Premises are destroyed or damaged by fire or casualty covered by insurance, and in the professional judgment of Landlord’s engineer cannot be repaired or restored within twelve months (12) from the time that repair or restoration work would be commenced, then Landlord shall promptly after the date of the casualty give notice thereof to Tenant, whereupon this Lease shall automatically terminate.

B. Restoration. If not terminated by either party as permitted above, this Lease shall continue in force without abatement of the Annual Fixed Rent or Other Charges during the period of restoration or re-construction (but in no event longer than twelve (12) months and after said twelve (12) month period the Annual Fixed Rent or Other Charges shall be suspended or abated) until the Premises, or what may remain thereof, shall be put by Landlord in substantially their condition at the time of such damage or destruction, in proper condition for use, which Landlord covenants to do with diligence to the extent permitted by the net proceeds of insurance monies recovered, and subject to zoning and building laws or ordinances then in existence. “Net proceeds” in the preceding sentence refers to the gross amount of such proceeds received less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. Notwithstanding the provisions of Section 12 hereof, if Landlord shall not have commenced restoration within one hundred twenty (120) days after insurance proceeds are available, or complete the restoration within twelve (12) months of commencing the same, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord (“Tenant’s Notice”), effective at the expiration of thirty

(30) days from the giving of such Tenant’s Notice; provided, however, that such termination shall be rendered ineffective if, prior to expiration of said thirty (30) day period, Landlord shall have completed such restoration or Landlord has commenced the restoration within the one hundred twenty (120) day period and is diligently pursuing the restoration to completion and such restoration is completed within thirty (30) days from the Tenant’s Notice, which thirty (30) day period may be extended by written agreement between the parties.

C. Award. All rights to damages or compensation for loss of the Property shall belong to Landlord (not including any awards specifically made to Tenant for its relocation costs and business interruption). Except for such awards specifically made to Tenant, Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

D. Last Year of Term. If the Building or the Premises or any material (as determined by Landlord) portion thereof is destroyed or materially (as determined by Landlord) damaged by fire or other casualty at any time during the last twelve (12) months of the Term or the last twelve (12) months of any Term extension (as described in Section 3), then Landlord shall have the option to terminate this Lease by giving written notice to Tenant. If the Building or the Premises or any material (as determined by Landlord) portion thereof is destroyed or materially (as determined by Landlord) damaged by fire or other casualty at any time during the last twelve (12) months of the Term or the last twelve (12) months of any Term extension (as described in Section 3), then Tenant shall also have the option to terminate this Lease by giving written notice to Landlord (“Tenant’s Last Year Termination”). Tenant’s Last Year Termination shall only occur if the following conditions have been satisfied: (i) the Lease has not otherwise been terminated as permitted in this Section 12; (ii) the Building or the Premises, in the professional judgment of Landlord’s engineer, cannot be repaired or restored within one hundred eighty (180) days from the date of destruction or material damage; and (iii) the Tenant has not exercised its option to renew the Term of the Lease.

13. CONDEMNATION: If any part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, then Landlord shall have the right, at its option to terminate this Lease effective as of the date upon which possession of the Premises is delivered to the condemning authority and the Monthly Rent shall be apportioned and paid to that date. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date upon which possession of the Premises is delivered to the condemning authority and Monthly Rent shall be apportioned and paid to that date. All compensation in connection with any condemnation or purchase in lieu thereof, including the value of the leasehold estate created hereby, shall belong to Landlord and Tenant shall have no claim for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price and hereby assigns any rights in same to Landlord. Notwithstanding the foregoing, Tenant shall have the right to claim and recover, provided Tenant asserts and pursues its claim against the condemning authority, compensation or damage representing Tenant’s moving and relocation expenses; provided, however, that no such claim shall diminish or otherwise affect Landlord’s award. If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but the Monthly Rent shall abate in proportion to the portion of the Premises condemned. A substantial portion of the Premises for purposes of this Section 13 shall be (i) twenty-five percent

(25%) or more of the gross square feet of the building or (ii) fifteen percent (15%) or more of the parking spaces within the Premises.

14. ASSIGNMENT AND SUBLEASE:

A. Tenant shall not mortgage or grant a security interest in its interest in this Lease or the Premises. Except as specifically permitted hereby, Tenant shall not sublease the Premises or any part thereof, assign this Lease or any part thereof, or permit any portion of the Premises to be occupied by third parties (each, a “transfer”) without Landlord’s consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed as determined under Section 14B below, except that the Tenant shall have the right to assign or sublease its interest under this Lease without Landlord’s consent in the any of the following instances (the “Assignment Exceptions”): (i) to an entity purchasing a majority of the Tenant’s outstanding shares or a third party acquiring the Tenant; or (ii) to a person or entity that controls, is controlled by, or is under common control with Tenant and said person or entity has a net worth greater than or equal to Tenant’s net worth. Evidence of an assignee or sublessee’s net worth shall be provided to the Landlord by Tenant. The transfer of this Lease by operation of law as a result of a merger of Tenant shall not require the consent of Landlord. Tenant shall reimburse Landlord for all reasonable attorneys’ fees and costs incurred by Landlord in connection with any proposed transfer and, in addition, if Landlord consents to any transfer Tenant shall pay to Landlord, on demand, an administration fee of $1,000.00 as a condition to Landlord’s consent. Tenant and any guarantor shall remain fully liable for all obligations under this Lease following any transfer except for the Assignment Exceptions. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any further transfer, except for the Assignment Exceptions. Any attempted transfer by Tenant in violation of the terms and covenants of this Section shall be void ab initio.

B. In connection with any proposed transfer (except for the Assignment Exceptions), Tenant shall submit in writing to Landlord, the following proposed transferee information, not later than fifteen (15) days before the anticipated transfer, (i) current name and address of the proposed transferee, (ii) the proposed form of transfer agreement (with an executed copy to be delivered when the transaction is consummated), (iii) reasonably satisfactory information as to the nature and type of business use/operation/activity proposed for the space to evaluate in accordance with the criteria set forth below, and (iv) banking, financial, or other credit information (including balance sheets and profit and loss statements for the three (3) years before the transfer, certified by the transferee, and a list of personal, banking, business, and credit references) reasonably sufficient to enable Landlord to determine financial responsibility and character of the proposed transferee. Landlord shall not unreasonably withhold its consent to any proposed transfer provided the proposed transferee:

(i) Has a creditworthiness rating issued by a recognized national rating agency better than or equivalent to the rating assigned to Tenant by such agency;

(ii) In Landlord’s reasonable judgment, shall not diminish/impair the Premises’ rental value, or reputation;

(iii) Shall not use/occupy/conduct business in any part of the Premises in a manner that violates this Lease or the Declaration or local or State law;

(iv) Shall not materially increase the Other Charges for the Premises or the burden on building services, facilities, equipment or parking located on the Premises;

(v) Shall create no obligation for Landlord to alter or provide improvements to the Premises and/or building;

(vi) If an assignee, shall assume in writing all of the obligations of Tenant under this Lease; and

(vii) Shall not be a person or entity currently occupying space in the Shopping Center, or that is actively negotiating with Landlord or has received a lease proposal from Landlord (in each case, directly or via a broker) for space in the Shopping Center during the six (6) months immediately prior to Tenant’s request for Landlord’s consent.

C. Tenant waives all remedies for money damages based on a claim that Landlord unreasonably withheld consent to a proposed transfer. Tenant’s sole remedy for such a claim shall be to institute an action or proceeding seeking specific performance, injunctive relief, or declaratory judgment.

D. Any sublease shall be expressly subject to all of the terms and provisions of this Lease and likewise shall require the subtenant to comply with all applicable non-monetary terms and conditions to be performed by Tenant. The sublease shall stipulate that it will not survive a termination of this Lease (whether voluntary or involuntary) or resumption of possession of the Premises by Landlord following a default by Tenant, unless Landlord (by written notice to subtenant) elects otherwise, in which event the subtenant shall attorn to Landlord and continue to perform its obligations under its sublease as if this Lease had not been terminated and the sublease was a direct lease between Landlord and subtenant. Prior to any sublease, Tenant and the subtenant shall execute and deliver Landlord’s standard consent form. In no event shall Tenant be released or relieved of any liability under this Lease on account of any sublease.

E. The named Tenant under this Lease and any and all transferees shall have joint and several liability under this Lease and the joint and several liability under this Lease of Tenant, any guarantor of this Lease, and any successor in interest of Tenant (by assignment or otherwise), shall not in any way be discharged, released, or impaired by any (i) agreement that modifies any of the rights or obligations of the parties under this Lease, (ii) stipulation that extends the time within which any obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease as to any one or more responsible parties, or (iv) failure to enforce any of the obligations set forth in this Lease.

15. SUBORDINATION, ATTORNMENT, AND ESTOPPEL: This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Premises or the building located on the Premises, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages provided that (i) any such mortgage now existing or hereafter placed upon the Premises or the building located on the Premises shall provide that so long as there shall be outstanding no continuing event of default in any of the terms, conditions, covenants, or agreements of this Lease on the part of the Tenant to be performed, the leasehold estate of the Lease created hereby and Tenant’s peaceful and quiet possession of the Premises shall not be disturbed by any foreclosure of such mortgage, and (ii) the mortgagee, Landlord and Tenant shall enter into a three party non-subordination and attornment agreement, which agreement shall be reasonably acceptable to Landlord’s lender, confirming that Tenant’s possession will not be disturbed in the event of foreclosure or deed in lieu of foreclosure, as long as Tenant is not in default under the Lease beyond any notice and opportunity to cure provided therein. Except as otherwise provided above, this Section shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall, within ten (10) days of Landlord’s written request, execute any certificate that Landlord may request.

From time to time, each party upon written request from the other no later than ten (10) days after such request, shall execute and deliver to the requesting party an estoppel certificate in favor of such party designated by the requesting party substantially in the form attached hereto as Exhibit “C”, or such other form as the parties may mutually agree. If Tenant fails to execute and deliver to Landlord an estoppel certificate within such ten (10) day period, then Tenant shall pay to Landlord One Hundred Dollars ($100.00) per day for each day thereafter until the certificate is executed and delivered to Landlord.

16. INDEMNIFICATION:

A. To the maximum extent permitted by law, Tenant hereby agrees to indemnify, hold harmless, protect and defend Landlord and Landlord’s agents, employees, affiliates and successors in interest from and against any and all claims, demands, suits, fines, losses, costs, damages, expenses, judgments, liens and other liabilities (including, but not limited to, injury or loss of life to persons or damage to or loss of property, and reasonable attorneys’ and expert witness fees and other costs of defense) arising out of Tenant’s use of or the conduct of Tenant’s business on the Premises or the building, any work done, permitted or suffered by Tenant in or about the Premises or elsewhere, any other act, neglect, fault or omission of Tenant or its officers, employees, servants, agents, contractors, representatives, customers, visitors, guests or invitees occurring during any time Tenant or such other party has been provided access to the Premises or building for any purpose; provided, however that the forgoing shall not apply to the extent of any claims or damages arising from gross negligence or willful misconduct on the part of Landlord. In the event any action or proceeding be brought against Landlord or Landlord’s agents, employees, affiliates or successors in interest by reason of any such claim or action of the type herein specified, Tenant upon notice from Landlord shall defend such claim, action or proceeding at Tenant’s cost and expense by counsel approved by Landlord, such approval not to be unreasonably withheld. This indemnity shall not require payment or expense by Landlord as a condition precedent to performance by or recovery from Tenant. In no event shall limits of any insurance be considered a limitation on Tenant’s obligations under this Section 16.A. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

B. To the maximum extent permitted by law, Landlord hereby agrees to indemnify, hold harmless, protect and defend Tenant and Tenant’s agents, employees, affiliates and successors in interest from and against any and all claims, demands, suits, fines, losses, costs, damages, expenses, judgments, liens and other liabilities (including, but not limited to, injury or loss of life to persons or damage to or loss of property, and reasonable attorneys’ and expert witness fees and other costs of defense) arising out of any work done by or at the direction of Landlord in or about the Premises, any other act, neglect, fault or omission of Landlord or its officers, employees, servants, agents, contractors, representatives occurring during any time Landlord or such other party has been provided access to the Premises or building for any purpose; provided, however that the forgoing shall not apply to the extent of any claims or damages arising from gross negligence or willful misconduct on the part of Tenant. In the event any action or proceeding be brought against Tenant or Tenant’s agents, employees, affiliates or successors in interest by reason of any such claim or action of the type herein specified, Landlord upon notice from Tenant shall defend such claim, action or proceeding at Landlord’s cost and expense by counsel approved by Tenant, such approval not to be unreasonably withheld. This indemnity shall not require payment or expense by Tenant as a condition precedent to performance by or recovery from Landlord. In no event shall limits of any insurance be considered a limitation on Landlord’s obligations under this Section 16.B. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17. INSPECTION PERIOD:

A. Tenant and its representatives shall have a period of forty-five (45) days from the Effective Date (“Inspection Period”) in which to enter on the Premises and inspect the physical condition thereof including, to determine that the Premises may be used as a branch banking facility and is in compliance with applicable building codes and ADA requirements. During the Inspection Period, Tenant shall obtain from its regulator approval to operate a Jacksonville Bank branch facility on the Premises (the “Approval”).

B. Prior to the expiration of the Inspection Period, Tenant, in its sole and absolute discretion, will have the absolute right to reject the Premises for any reason or for no reason and upon such rejection Tenant shall be released from this Lease and the Lease shall terminate, except that Tenant shall repair and restore any damage caused to the Premises by Tenant or its agents and contractors and Tenant’s obligations under Section 16 above shall survive any termination of this Lease. In addition, failure of the Tenant to obtain the Approval within the Inspection Period shall be cause for Tenant to terminate this Lease.

C. Notwithstanding the foregoing, if upon expiration of the Inspection Period, Tenant has not obtained the Approval but is otherwise satisfied with the condition of the Premises and confirms to Landlord, in writing, that Tenant accepts the Premises, then upon written request by Tenant to Landlord no later than the expiration of the Inspection Period, Landlord shall grant to Tenant such additional period of time as Landlord and Tenant shall mutually agree upon for Tenant to obtain the Approval (“Inspection Period Extension”). If Tenant shall have been unsuccessful in obtaining the Approval by the end of the Inspection Period Extension, despite its best efforts, then either Landlord or Tenant shall be entitled to terminate this Lease.

18. DEFAULT:

A. Each of the following shall be an event of default under this Lease: (i) Tenant fails to make any payment of the Monthly Rent or the Other Charges within (5) five days after written notice from Landlord (except that Landlord shall not be required to give such written notice more than one time in any calendar year); or (ii) Tenant fails to perform any other obligation under this Lease or the Declaration within fifteen (15) days after written notice to Tenant specifying the default (provided however that if such default cannot reasonably be cured within such fifteen (15) day period, Tenant shall not be in default as long as it commences such cure within such fifteen (15) day period and diligently pursues the cure to completion within a reasonable time); or (iii) Tenant becomes bankrupt or insolvent or makes a general assignment for the benefit of creditors or takes the benefit of any insolvency act (including filing any petition or similar pleading), or if any debtor proceedings be taken by or against Tenant; or (iv) Tenant transfers this Lease in violation of the Assignment and Sublease Section; or (v) Tenant fails to deliver an estoppel certificate within the time period required by the estoppel provisions of this Lease; or (vi) if Tenant is self-insuring as permitted in Section 6.E.(xii) above and Tenant’s net worth falls below the net worth established in Section 6.E.(xii) above and Tenant fails to provide the insurance policies required under Section 6.E above.

B. If Tenant defaults, in addition to all other legally available remedies, Landlord shall use reasonable efforts in good faith to mitigate its damages, provided, however, that Landlord shall be under no obligation to mitigate its damages. Landlord may pursue any one or more of the following remedies:

(i) Landlord may terminate this Lease by notice to Tenant, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the expiration date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice; and/or

(ii) Landlord may terminate Tenant’s right to occupy the Premises and re-enter and take possession of the Premises without terminating or canceling this Lease; and Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting. If Landlord elects to relet the Premises, then rents received by Landlord from such reletting will be applied: first, to the payment of any indebtedness other than rent due thereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency will be calculated and paid monthly; and/or

(iii) Landlord may take no action and recover from Tenant all rent as it comes due or for all rent upon expiration of the Term.

(iv) Landlord may enter the Premises and remove all property from the Premises to a warehouse or elsewhere at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss, damage or damages which may be occasioned thereby.

C. In the event of any actions relating to enforcing Landlord’s rights under this Lease, Landlord shall be entitled to recover its costs and reasonable attorneys’ fees, both at trial and on appeal.

D. In the event of a default hereunder beyond applicable periods of notice and cure, Landlord may declare Tenant in default under any or all other agreements between Landlord and Tenant or any affiliate of Tenant, whether in effect now or following the date of this Lease.

E. All Monthly Rent or Other Charges under this Lease that are not received within five (5) days of the date due shall bear interest at the rate of the lesser of eighteen percent (18%) per annum or the highest amount permitted by law, from the date due until paid.

19. SURRENDER OF PREMISES: Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of the Term (as it may be extended) in as good a state of and condition and repair as the same was in on the Effective Date, broom-clean, except for reasonable wear and tear. All alterations and improvements, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, window treatments, lighting fixtures, built-in or attached shelving, built-in furniture, millwork, countertops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant or their contractors to the Premises, and any wiring or cables in the Building serving the Premises, shall become Landlord’s property upon the expiration or sooner termination of the Term with no compensation to Tenant and shall remain in the Premises and Building upon the expiration or termination of this Lease. Notwithstanding the foregoing, Tenant shall have the right to remove either during the Term (or any extension thereof), or upon termination of the Lease any trade fixtures which are removable and which were installed by Tenant (including without limitation automated teller machines, computer equipment, safety deposit boxes), provided that Tenant shall repair any damage caused by such removal, at its expense, in a good and workmanlike manner with, within twenty (20) days of written request by Landlord delivered to Tenant either during or after the Term. If Tenant fails to perform such removal in accordance with the foregoing terms, Landlord may perform such work and in such event Tenant shall reimburse Landlord for the costs thereof within thirty (30) days of Tenant’s receipt of a written demand from Landlord, and if Tenant fails to pay such costs when due the amount due shall bear interest at the amount set forth in Section 19F above. On the expiration or sooner termination of the Term, Tenant, at its expense, shall remove from the Premises all moveable trade fixtures, machinery and equipment, including moveable communications equipment and moveable office equipment, that are installed in the Premises by Tenant without expense to Landlord, and all moveable trade fixtures, furniture, furnishings, and other articles of moveable personal property owned by Tenant and located in the Premises. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense. The provisions of this Section 20 shall survive the expiration or termination of this Lease.

20. HOLDING OVER: Any hold over by Tenant beyond the expiration of the Term (as may be extended) shall be a tenancy at will and there shall be no renewal of this Lease by operation of law. During any holdover, Tenant shall pay one hundred fifty percent (150%) of the Monthly Rent rate and other payments due hereunder which are in effect at the end of the Lease Term, for each month or portion of a month Tenant holds over, and Tenant shall comply with all other terms of this Lease (including, without limitation, payment of Tenant’s Other Charges and Operating Costs, as set forth in this Lease) during any such holdover. In addition, Tenant shall be liable to Landlord for all damages, including consequential damages, that Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify, defend, and save Landlord harmless against all costs, claims, losses, or liabilities resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant founded on any delay.

21. LANDLORD’S INTEREST: No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. No shareholder, director, officer, employee, agent, or partner (general or limited) of Landlord shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant shall look solely to Landlord’s interest to the Premises and not to the other assets of Landlord for satisfaction of Tenant’s remedies. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be in default under this Lease unless Tenant has notified Landlord in writing setting forth the specific failure of Landlord under this Lease and Landlord has failed to cure such alleged failure within thirty (30) days of such notice, or if the failure is not susceptible to cure within thirty (30) days Landlord shall not be in default so long as Landlord promptly commences the cure within such thirty (30) day period and diligently pursues it to completion. Landlord and Tenant each waive all rights to consequential damages or punitive or special damages of any kind (except as set forth herein).

22. NOTICES: Any notice to be given under this Lease may be given by either party or its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier services (such as Federal Express), or by United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the address specified in Section 1F or such other address as designated in writing by either party. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

23. SUCCESSORS AND ASSIGNS: This Lease shall bind and inure to the benefit of the heirs, personal representatives, administrators, and, except as otherwise provided, the successors or assigns of the parties to this Lease. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease in its sole discretion. If Landlord assigns this Lease, Landlord shall be released from its obligations.

24. BROKER: Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder regarding the Premises, except the Leasing Broker(s) listed in Section 1G. Tenant shall indemnify, defend, and save Landlord harmless from and against any claims for commissions from any real estate broker related to this Lease (other than Landlord’s Broker listed in Section 1G above).

25. ENVIRONMENTAL: Tenant hereby covenants and agrees that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of on the Premises or any part thereof, or on any part of the Premises, except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office and administrative purposes, but only so long as the quantities thereof do not pose a threat to public health or to the environment, and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use or production of such Hazardous Substances. For purposes hereof, “Hazardous Substances” includes any hazardous wastes and toxic substances, including, without limitation, those regulated under the Resource Conservation and Recovery Act of 1976, as amended in 1984; (42 U.S.C. Sec. 6901 et seq.); the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended in 1986; (42 U.S.C. Sec. 9601 et seq.); the Federal Toxic Substances Control Act; (15 U.S.C. Sec. 2601 et seq.); the Clean Air Act; (42 U.S.C. Sec. 7401 et seq.); the Pollutant Spill Prevention and Control Act; (F.S, Chapter 376 et seq.); and any other state, federal or local statutes or ordinances pertaining to environmental contamination, together with all rules, regulations, orders and the like, applicable to the same. The obligations of Tenant under this Section shall survive any expiration or termination of this Lease.

26. RIGHT OF FIRST REFUSAL: Landlord hereby grants to Tenant a right of first refusal to purchase all of the Premises on the same terms and conditions as contained in any bona fide written offer to purchase all or any portion of the Premises that is received by Landlord during the Term, including any extensions or renewals (“Offer”). Upon receipt of an acceptable Offer, Landlord shall deliver a true and correct copy of the Offer to Tenant who shall thereafter have ten (10) days from receipt of the Offer to advise Landlord as to whether Tenant shall purchase the Premises at the same price and on the same terms and conditions as stated in the Offer (“Tenant’s Offer”). If Tenant delivers Tenant’s Offer to Landlord within ten (10) days from Tenant’s receipt of the Offer, then Landlord shall accept the Tenant’s Offer and the parties shall promptly enter into a purchase contract containing substantially the same terms and conditions as set forth in the Offer. The foregoing right of first refusal shall commence on the Rent Commencement Date and shall remain applicable throughout the Term. If Tenant shall not exercise its right of first refusal within the ten (10) day time period specified above, men Landlord may accept the Offer and convey the Premises to the purchaser named in the Offer, or such purchaser’s assignee, in accordance with the terms thereof. In such event, this Lease shall remain in full force and effect, however, the right of first refusal contained in this Section 26 shall automatically terminate as of such conveyance. If, however, the sale contemplated by the Offer shall not be consummated, the right of first refusal set forth in this paragraph shall not be terminated, but shall continue to be applicable to any subsequent bona fide offer submitted during the Term.

27. MISCELLANEOUS:

A. This Lease and the Exhibits and any Riders or Addenda attached to it contain the entire agreement between Landlord and Tenant and there are no other agreements, either oral or written. This Lease shall not be modified or amended except by a written document signed by Landlord and Tenant which specifically refers to this Lease. The captions in this Lease are for convenience only and in no way define, limit, construe or describe the scope or intent of the provisions of this Lease. The words “including” and “include” when used in this Lease shall be deemed to mean “including, but not limited to,” or “including without limitation.”

B. If any provision or provisions, or if any portion of any provision or provisions, in this Lease is or are ultimately determined by a court of law to be in violation of any local, state or federal law, or public policy, and if such court shall declare such portion, provision or provisions of this Lease to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Landlord and Tenant that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Lease shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interests of Landlord and Tenant under the remainder of this Lease shall continue in full force and effect, unless the amounts due from Tenant to Landlord is thereby decreased, in which event Landlord may terminate this Lease.

C. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Monthly Rent after default on the part of Tenant (whether the Monthly Rent is due before or after the default) shall not excuse any delays as to future rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other rent reserved in this Lease, or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Monthly Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Monthly Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Monthly Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or to pursue any other remedy. It is the intention of the parties that this Section modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

D. Landlord and Tenant agree to record a memorandum of this Lease giving notice of the Term, the right of first refusal and the exclusive uses in the public records of the County where the Premises are located. The memorandum shall provide that it shall expire and no longer be an encumbrance on the Premises upon the recording by Landlord of a sworn statement that this Lease and Tenant’s rights hereunder have terminated.

E. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, interruption of utility services by a utility provider, or any other cause beyond the direct control of the party delayed. Notwithstanding anything to the contrary contained in this Lease, if Landlord shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then the period for the performance of the act shall be extended for a time period reasonably related to the actual delays resulting from the occurrence. The provisions of this Subsection shall not operate to extend the Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

F. State required disclosure: Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Tenant acknowledges this disclosure by signing this Lease.

G. Time is of the essence as to all obligations of Tenant under this Lease.

H. The parties intend that faxed or scanned and emailed signatures constitute original signatures and that a faxed or scanned and emailed Lease containing the signatures (original or copies) of Landlord and Tenant is binding on the parties. This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

I. All Exhibits, Riders and Addenda contained in or attached to this Lease shall be deemed to be a part of and are incorporated in this Lease by reference.

J. The parties acknowledge that the parties and their counsel have reviewed and revised this Lease and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

K. This Lease shall be governed by the laws of the State of Florida.

L. All personal property brought into the Premises or the Shopping Center by Tenant, or Tenant’s employees, agents, or business visitors shall be at the risk of Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act of co-tenants, occupants, invitees or other users of the Premises or any other person. Landlord shall not at any time be liable for damage to any property in or upon the Premises, which results from gas, smoke, water, rain, ice or snow which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever.

M. Unless Tenant’s financial statements are publicly available, upon Landlord’s request, Tenant shall from time to time, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such other financial information as Landlord may reasonably request. Such financial statement shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

N. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

O. Any action brought under or with respect to this Lease must be brought in a court located in Duval County, Florida and having jurisdiction.

P. Any of Tenant’s obligations under this Lease which accrue during this Lease shall survive the expiration or termination of this Lease, notwithstanding anything to the contrary contained in this Lease (including, without limitation, Tenant’s liability for payment of the Other Charges pursuant to Section 6 above, and any liability of Tenant under any indemnities and environmental covenants set forth herein).

Q. Landlord agrees that upon Tenant’s paying the Monthly Rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

R. Landlord agrees not to negotiate any lease or purchase agreement related to the Premises with any third parties until April 1, 2011 in order to allow Tenant to obtain the Approval (as defined in Section 18 above). However, such prohibition shall not prohibit Landlord from marketing the Premises.

28. CONFIDENTIALITY: Tenant agrees that the terms of this Lease and all amendments hereto are confidential and constitute proprietary information of Landlord, and that disclosure of such terms could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, brokers and sales persons and attorneys shall not disclose such information to any other person or entity without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of the Lease or sublessee of the Premises who agrees in writing to maintain such terms as confidential, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce the Lease.

29. JURY WAIVER; COUNTERCLAIMS: LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES, BUT TENANT SHALL BE ENTITLED TO BRING COMPULSORY COUNTERCLAIMS IN ANY SUCH ACTIONS.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the date of this Lease.

Tenant:		Landlord:

THE JACKSONVILLE BANK, a Florida banking corporation		BARON SAN PABLO II, LLC, a New York limited liability company

By:	/s/ Price Schwenck	By:	/s/ Ronald Rettner
(Print Name) Price Schwenck		(Print Name) Ronald Rettner
Title Chairman		Title: Managing Member
Date: April 12, 2011		Date: April 12, 2011

Signed in the presence of:		Signed in the presence of:

(1)	/s/ Jacqueline Burke-Creiss	(1)	/s/ Janice Levites
(Print Name) Jacqueline Burke-Geiss		(Print Name) Janice Levites

(2)	/s/ Valerie Rendall	(2)	/s/ Brian Osullivan
(Print Name) Valerie Rendall		(Print Name) Brian Osullivan

As to Tenant		As to Landlord

LIST OF EXHIBITS

Exhibit “A”	Sketch of Premises

Exhibit “B”	Rent Commencement Date Letter

Exhibit “C”	Tenant’s Estoppel Certificate

EXHIBIT “A”

SKETCH OF PREMISES

Exhibit “A”

Exhibit “A”

BEACH BOULEVARD (S.R. 212)
200' RIGHT-OF-WAY
P.O.B.

BILLY R. DA

First American Professional Land Services
1700 S. Broadway, Building E
Moore, OK 73160

ALTA/ACSM LAND TITLE SURVEY

Bank of America

JACKSONVILLE
DUVAL, FLORIDA

CONTROL POINT ASSOCIATES, INC.

1 OF 1

Exhibit “A”

The Premises Legal Description

A part of the East 1/2 of the Southeast 1/4 of Section 36, Township 2 South, Range 28 East, Duval County, Florida, being more particularly described as follows:

Commence at the intersection of the centerline of Beach Boulevard, also known as State Road 212 (200 foot r/w) and the centerline of San Pablo Road (80 foot r/w), said centerline of San Pablo also being the East line of said Section 36, Township 2 South, Range 28 East, Duval County, Florida; thence run South along said centerline of San Pablo Road for 100.00 feet; thence run North 89°41’22” West, along the South right-of-way line of Beach Boulevard (State Road 212) for a distance of 527.47 feet to the Point of Beginning of the following described parcel of land:

thence continue North 89°41’22” West along said South right-of-way line for a distance of 175.00 feet; thence run South 00°18’38” West for a distance of 200.00 feet; thence run South 89°41’22” East for a distance of 175.00 feet; thence run North 00°18’38” East for a distance of 200.00 feet to the Point of Beginning.

The above described Premises is the same property described as Outparcel B in the Declaration.

EXHIBIT “B”

RENT COMMENCEMENT DATE LETTER

This Letter is a supplement to that certain Lease for Property located at 14288 Beach Boulevard, Jacksonville, Florida 32250, executed on the      day of             , 2011 between Baron San Pablo II, LLC, a New York limited liability company, as Landlord and The Jacksonville Bank, a Florida banking corporation, as Tenant.

Landlord and Tenant hereby agree that:

1.	The Rent Commencement Date of the Lease is hereby agreed to be the day of , 20 .

2.	The Expiration Date of the Lease is hereby agreed to be the day of , 20 . All other terms and conditions of the Lease are hereby ratified and acknowledged to be unchanged. Agreed and executed this day of , 20 .

Landlord:	Tenant:

BARON SAN PABLO II, LLC,	THE JACKSONVILLE BANK,
a New York limited liability company	a Florida banking corporation

By:	By:
Name:	Name:
Title:	Title:

Exhibit “B”

Page 1of 1

EXHIBIT “C”

TENANT’S ESTOPPEL CERTIFICATE

(Addressee)

RE:	14288 Beach Boulevard, Jacksonville, Florida 32250

Gentlemen:

The undersigned (“Tenant”) has executed and entered into that certain Lease (“Lease”) attached hereto as Exhibit “A” and made a part hereof with respect to those certain premises (“Premises”) which are more fully described in the Lease. Tenant understands that the entity to whom this letter is addressed (“Addressee”) has committed to loan or invest a substantial sum of money in reliance upon this certification by the undersigned, which certification is a condition precedent to making such loan or investment, or that Addressee intends to take some other action in reliance upon this certification.

With respect to the Lease, Tenant certifies to you the following, with the intention that you may rely fully thereon:

1. A true and correct copy of the Lease, including any and all amendments and modifications thereto, is attached hereto as Exhibit “A”.

2. The original Lease is dated                     , 20    , and has been assigned, modified, supplemented or amended only in the following respects:

(Please write “None” above or, on a separate sheet of paper, state the effective date of and describe any oral or written modifications, supplements or amendments to the Lease Agreement and attach a copy of such modifications, supplements or amendments, with the Lease Agreement as Exhibit A).

3. Tenant is in actual occupancy of the Premises under the Lease; the Premises are known 14288 Beach Boulevard, Jacksonville, Florida 32250, and the Premises contain approximately 3,883 gross square feet.

4. The initial term of the Lease commenced on                     , 20    , and ends at 11:59 p.m. on                     , 20    , at a monthly rent of $         and no rentals or other payments in advance of the current calendar month have been paid by Tenant, except as follows:

(Please write “None” above or describe such matters on a separate sheet of paper)

5. The Monthly Rent with respect to the Lease has been paid by Tenant through                     , 20    ; all additional rents and other charges have been paid for the current periods.

Exhibit “C”

6. There are no unpaid concessions, bonuses, free months’ rent, rebates or other matters affecting the rent for Tenant, except as follows:

(Please write “None” above or describe such matters on a separate sheet of paper).

7. No security or other deposit has been paid by Tenant with respect to the Lease, except as follows:

(Please write “None” above or describe such deposits on a separate sheet of paper).

8. The Lease is in full force and effect and there are no events or conditions existing which, with notice or the lapse of time or both, could constitute a monetary or other default of the Landlord under the Lease, or entitle Tenant to any offset or defense against the prompt current payment of rent or constitute a default by Tenant under the Lease, except as follows:

(Please write “None” above or describe such default on a separate sheet of paper).

9. All improvements required to be made by Landlord under the terms of the Lease have been satisfactorily completed and accepted by Tenant as being in conformity with the Lease, except as follows:

(Please write “None” above or describe such improvements on a separate sheet of paper).

10. Tenant has no option to expand or rent additional space within the Shopping Center or any right of first refusal with regard to any additional space within the Shopping Center, except as follows:

(Please write “None” above or describe such option on a separate sheet of paper).

11. To the best of Tenant’s knowledge, any and all broker’s leasing and other commissions relating to and/or resulting from Tenant’s execution of the Lease and occupancy of the Premises have been paid in full and no broker’s leasing or other commissions will be or become due or payable in connection with or as a result of either Tenant’s execution of a new Lease Agreement covering all or any portion of the Premises or any other space within the Project or Tenant’s renewal of the Lease, except as follows:

(Please write “None” above or describe such right on a separate sheet of paper).

12. Tenant has not received any notices of violation of any environmental law or of any lawsuits, claims, proceedings or investigations relating to the use, maintenance or operation of the Premises.

13. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or of any state.

Exhibit “C”

14. Tenant has no right of refusal or option to purchase the Premises or the Project except the following: [insert applicable provision of Lease.].

15. Tenant understands that the Lease may be assigned to Addressee and Tenant agrees to attorn to Addressee in all respects in accordance with the Lease.

Dated:                     , 20    .

Very truly yours,

By:

Name:

Title:

Exhibit “C”